Exhibit 10.1

9717 Key West Avenue, Suite 100 Rockville, MD 20850	Phone 301-869-9683 Website www.OpGen.com

Consultant Name/Entity	Albert Weber
OpGen Manager	Oliver Schacht
Effective Date	January 8, 2024

CONSULTING AGREEMENT

This Consulting Agreement (together with its attachments, this “Agreement”) is entered into and effective as of the date written above (the “Effective Date”) by and between OpGen, Inc. a Delaware corporation having an address at 9717 Key West Avenue, Suite 100, Rockville, MD, 20850 (“OpGen”), and the consultant named above and on the signature page (“Consultant”). OpGen desires to have the benefit of Consultant’s knowledge and experience, and Consultant desires to provide Consulting Services (defined below) to OpGen, all as provided in this Agreement.

1.       Consulting Services. OpGen retains Consultant and Consultant agrees to provide Consulting Services to OpGen, including without limitation, serving as the chief financial officer of OpGen (the “Consulting Services”), as it may from time to time reasonably request and as specified in the business terms exhibit attached to this Agreement (“Business Terms Exhibit”). Any changes to the Consulting Services (and any related compensation adjustments) must be agreed upon in writing between Consultant and OpGen prior to commencement of the changes.

1.1   Performance. Consultant agrees to render the Consulting Services to OpGen, or to its designee, (i) at such reasonably convenient times and places as OpGen may direct, (ii) under the general supervision of OpGen, and (iii) on a best efforts basis. Consultant will comply with all rules, procedures and standards promulgated from time to time by OpGen with regard to Consultant’s access to and use of OpGen’s property, information, equipment and facilities. Consultant agrees to furnish OpGen with written reports with respect to the Consulting Services if and when requested by OpGen.

1.2   Third Party Confidential Information. Consultant agrees not to use any trade secrets or other confidential information of any other person, firm, corporation, institution or other entity in connection with any of the Consulting Services.

1.3   No Conflicts. Consultant is under no contractual or other obligation or restriction which is inconsistent with Consultant’s execution of this Agreement or the performance of the Consulting Services. During the Term (defined below), Consultant will not enter into any agreement, either written or oral, in conflict with Consultant’s obligations under this Agreement. Consultant will arrange to provide the Consulting Services in such manner and at such times that the Consulting Services will not conflict with Consultant’s responsibilities under any other agreement, arrangement or understanding or pursuant to any employment relationship Consultant has at any time with any third party.

1.4   Compliance with Policies. Consultant agrees to comply with all of the Company’s policies and standards, as the Company may adopt from time to time, that are applicable to the Consultant, including without limitation, code of ethics and business conduct and insider trading policies.

1.5   Absence of Debarment and other Disqualification. Consultant agrees and represents that neither Consultant nor any Consultant Personnel (defined below) has (have) been debarred, and to the best of Consultant’s knowledge, is (are) not under consideration to be debarred, by the U.S. Food and Drug Administration from working in or providing consulting services to any pharmaceutical or biotechnology company under the Generic Drug Enforcement Act of 1992.

1.6   Other Representations and Warranties. Consultant represents and warrants that: (i) Consultant has full right and power to enter into and perform this Agreement without the consent of any third party; (ii) Consultant will comply with all laws and regulations applicable to Consultant’s obligations under this Agreement, will refrain from any unethical conduct, and will maintain high standards of professionalism; and (ii) should OpGen permit Consultant to use any of OpGen’s equipment, or facilities during the term of this Agreement, such permission shall be gratuitous and Consultant (a) shall be responsible for any injury to any person (including death) or damage to property arising out of use of such equipment or facilities; and (b) shall perform all services during OpGen’s normal business hours, unless OpGen otherwise specifically requests.

2.       Compensation. In consideration for the Consulting Services rendered by Consultant to OpGen, OpGen agrees to pay Consultant the fees set forth in the Business Terms Exhibit attached hereto. Unless otherwise specified in the Business Terms Exhibit, undisputed payments will be made by OpGen within thirty (30) days from OpGen’s receipt of Consultant’s complete invoice. Invoices will contain such detail as OpGen may reasonably require and will be payable in U.S. Dollars in accordance with the terms of the Business Terms Exhibit. OpGen will reimburse Consultant for reasonable and documented business expenses incurred by Consultant in the performance of the Consulting Services as specified in the Business Terms Exhibit.

3.       Inventions.

3.1   Definition. “Inventions” means all inventions, discoveries, improvements, ideas, designs, processes, products, computer programs, works of authorship, databases, mask works, trade secrets, know-how, research and creations (whether or not patentable or subject to copyright or trade secret protection) that Consultant makes, conceives or reduces to practice, either alone or jointly with others, and that (i) result from the performance of the Consulting Services, and/or (ii) result from use of facilities, equipment, supplies, Research Materials (defined below), or Confidential Information (defined below) of OpGen.

3.2   Ownership. Consultant will promptly disclose all Inventions in confidence to OpGen. All Inventions will be the exclusive property of OpGen. For purposes of the copyright laws of the United States, all Inventions will constitute “works made for hire”, except to the extent such Inventions cannot by law be works made for hire. To the extent Inventions have not been previously assigned to OpGen, Consultant hereby assigns and, to the extent any such assignment cannot be made at present, hereby agrees to assign to OpGen, without further compensation, all right, title and interest in and to all Inventions and any and all related patents, patent applications, copyrights, copyright applications, trademarks, trade names, trade secrets and other proprietary rights in the United States and throughout the world. Consultant retains no rights to use the Inventions and agrees not to challenge the validity of OpGen’s ownership in the Inventions. If Consultant has any right to the Inventions that cannot be assigned to OpGen by Consultant, Consultant unconditionally and irrevocably grants to OpGen during the term of such rights, an exclusive, even as to Consultant, irrevocable, perpetual, worldwide, fully paid and royalty-free license, with rights to sublicense through multiple levels of sublicensees, to reproduce, make derivative works of, distribute, publicly perform and publicly display in any form or medium, whether now known or later developed, make, use, sell, import, offer for sale and exercise any and all such rights. If Consultant has any rights to the Inventions that cannot be assigned or licensed to OpGen, Consultant unconditionally and irrevocably waives the enforcement of such rights, and all claims and causes of action of any kind against OpGen, an OpGen affiliate or licensee or related to OpGen’s customers, with respect to such rights, and agrees, at OpGen’s request and expense, to consent to and join in any action to enforce such rights.

3.3   Assistance. Consultant agrees to assist OpGen in every way, both during and after the term of this Agreement, to obtain and enforce United States and foreign intellectual property rights relating to Inventions in all countries. In the event OpGen is unable to secure Consultant’s signature on any document needed in connection with such purposes, Consultant hereby irrevocably designates and appoints OpGen and its duly authorized officers and agents as its agent and attorney in fact, which appointment is coupled with an interest, to act on its behalf to execute and file any such documents and to do all other lawfully permitted acts to further such purposes with the same legal force and effect as if executed by Consultant.

3.4   Research Materials. For Consulting Services which involve laboratory work or experiments, “Research Materials” means all materials (i) furnished by OpGen, (ii) developed by Consultant in connection with the Consulting Services, or (iii) the cost of which are reimbursed to Consultant by OpGen. Research Materials include, in the case of biological materials, all progeny and unmodified derivatives of those materials, and in the case of chemical materials, all analogs, formulations, mixtures and compositions of those materials. Research Materials are the sole property of OpGen. Consultant agrees not to use or evaluate Research Materials for any purpose other than as directed by OpGen, nor transfer the Research Materials to any third party without the prior consent of OpGen. Consultant will use the Research Materials in compliance with all laws and regulations.

3.5   Records. Consultant shall make and maintain adequate and current written records of all Inventions, which records shall be available to and remain the property of OpGen at all times.

3.6   Agreement with Institution. This Agreement is made subject to the understanding that Consultant, if affiliated with an Institution, may be required to fulfill certain obligations, including teaching, directing laboratory operations, conducting research, and publishing work. It is further understood that Consultant may have signed an agreement concerning inventions with Institution, under which Consultant may be obligated to assign to Institution certain inventions which arise out of or otherwise relate to Consultant’s work at or for Institution or from Consultant’s use of certain of its facilities or intellectual property. In performing the Consulting Services, Consultant agrees not to utilize Institution facilities or intellectual property if the result of such use is that any Inventions will not be assignable solely to OpGen. Use of Institution’s telephone, fax machines or computers for communication purposes, however, will not constitute use of Institution’s facilities under this Agreement.

3.7   Work at Third Party Facilities. Consultant agrees not to make any use of any funds, space, personnel, facilities, equipment or other resources of a third party in performing the Consulting Services nor take any other action that would result in a third party owning or having a right in any Inventions, unless agreed upon in writing in advance by OpGen.

4.       Confidential Information.

4.1   Definition. “Confidential Information” means any and all information disclosed by OpGen to Consultant, or otherwise obtained by Consultant pursuant to services provided under this Agreement that is not generally known in the Consultant’s trade or industry and shall include, without limitation, information with respect to the facilities and methods of OpGen, Research Materials, trade secrets, Inventions, systems, patents and patent applications, procedures, manuals, confidential reports, financial information, business plans, prospects, or opportunities, personnel information, lists of customers and suppliers, and information of third parties provided by OpGen to Consultant. Confidential Information does not include information which (i) is in the public domain or which becomes part of the public domain through no wrongful act on Consultant’s part but only after it becomes so publicly known, (ii) is already in Consultant’s possession at the time of disclosure by OpGen, other than by previous disclosure by OpGen, as evidenced by written or electronic records, or (iii) that becomes known to Consultant through disclosure by a third party having the right to disclose the information, as evidenced by written or electronic records.

4.2   Obligations of Confidentiality. Consultant will not directly or indirectly publish, disseminate or otherwise disclose, use for Consultant’s own benefit or for the benefit of a third party, deliver or make available to any third party, any Confidential Information, other than in furtherance of the purposes of this Agreement, and only then with the prior written consent of OpGen. If required, Consultant may disclose the Confidential Information to a governmental authority or by order of a court of competent jurisdiction, provided that such disclosure is subject to all applicable governmental or judicial protection available for like material and reasonable advance notice is given to OpGen. Consultant will exercise all reasonable precautions to physically protect the integrity and confidentiality of the Confidential Information and will not remove any Confidential Information or copies thereof from OpGen’s premises except to the extent necessary to fulfill the Consulting Services, and then only with OpGen’s prior consent. Consultant may disseminate or permit access to Confidential Information only to Consultant Personnel who have a need to know such Confidential Information in the course of the performance of their duties under this Agreement and who are bound to protect the confidentiality of the Confidential Information consistent with the terms of this Agreement. OpGen will be entitled to seek injunctive relief as a remedy for any breach of the terms of this Section 4.

5.       Restrictions. While Consultant is engaged by OpGen and for a period of eighteen (18) months after the termination or cessation of the engagement for any reason, Consultant will not (i) provide consulting services to any business or entity developing a product or sponsoring a project which competes with a product being developed or project being sponsored by OpGen and for which Consultant is providing Consulting Services. It will not be considered a competitive activity for Consultant to be a member of the faculty or staff of a university, college or other educational or non-profit research institution, nor (ii) recruit, solicit or hire any consultants of OpGen or any person who was a consultant of OpGen during the twelve (12) month period prior to the termination of Consultant’s engagement by OpGen, or induce or attempt to induce any of OpGen’s employees to terminate their employment with, or otherwise cease their relationship with, OpGen or accept employment with anyone else.

6.       Publication. Consultant agrees to submit to OpGen a copy of any proposed manuscript or other materials to be published or otherwise publicly disclosed which contain information or any discussion relating to OpGen or the Consulting Services, in sufficient time in advance of such disclosure, to enable OpGen to determine if patentable Inventions or any Confidential Information of OpGen would be disclosed. Consultant will cooperate with OpGen in this respect and will delete from the manuscript or other disclosure any Confidential Information if requested by OpGen, and will assist OpGen in filing for patent protection for any patentable Inventions prior to publication or other disclosure.

7.       Term and Termination.

7.1   Term. This Agreement will commence on the Effective Date and continue for the term specified on the Business Terms Exhibit (the “Term”), unless sooner terminated pursuant to the express terms of this Section 7 or extended by mutual agreement of the parties.

7.2   Termination. Any party may terminate this Agreement at any time without cause upon thirty (30) days’ prior written notice.

7.3   Termination for Breach. If either party breaches in any material respect any of its material obligations under this Agreement, in addition to any other right or remedy the non-breaching party may have, the non-breaching party may (i) terminate this Agreement effective immediate if the breach was not cured within fifteen (15) days after receipt of written notice of the breach or (ii) immediately at any time upon written notice in the event of a material breach which cannot be cured (i.e. breach of confidentiality obligation).

7.4   Effect of Expiration/Termination. Upon expiration or termination, neither OpGen nor Consultant will have any further obligations under this Agreement, except (i) the liabilities accrued through the date of termination, and (ii) the obligations under sections 3, 4, 5, 6, 7 and 8 will survive. Upon expiration or termination, and in any case upon OpGen’s request, Consultant will at the sole discretion of OpGen either destroy or return immediately to OpGen all tangible Confidential Information, including all copies and reproductions thereof, except for one (1) copy which may be retained solely for archival purposes.

8.       Miscellaneous.

8.1   Independent Contractor. All Consulting Services will be rendered by Consultant as an independent contractor and this Agreement does not create an employer-employee relationship between OpGen and Consultant. Consultant will have no rights to receive any employee benefits, such as health and accident insurance, sick leave or vacation which are accorded to regular OpGen employees. Consultant will not in any way represent himself to be an employee, partner, joint venturer, or agent of OpGen. Consultant is not authorized to make any representation, contract, or commitment on behalf of OpGen.

8.2   Taxes. Consultant will pay all required taxes on Consultant’s income from OpGen under this Agreement. Consultant agrees to accept exclusive liability for complying with all applicable state and federal laws, including laws governing self-employed individuals, if applicable, such as laws related to payment of taxes, social security, disability, and other contributions based on fees paid to Consultant under this Agreement. OpGen will not withhold or make payments for social security, unemployment insurance or disability insurance contributions, or obtain workers’ compensation insurance on Consultant’s behalf. Consultant will provide OpGen with Consultant’s taxpayer identification number or social security number, as applicable.

8.3   Use of Name. Consultant consents to the use by OpGen of Consultant’s name and likeness in written materials and oral presentations to current or prospective customers, partners, investors or others, provided that such materials or presentations accurately describe the nature of Consultant’s relationship with or contribution to OpGen.

8.4   Assignability and Binding Effect. The Consulting Services to be rendered by Consultant are personal in nature. Consultant may not assign or transfer this Agreement or any of Consultant’s rights or obligations hereunder except to a corporation of which Consultant is the sole stockholder. In no event will Consultant assign or delegate responsibility for actual performance of the Consulting Services to any other natural person except to Consultant Personnel as provided for under this Agreement. This Agreement will be binding upon and inure to the benefit of the parties and their respective legal representatives, heirs, successors and permitted assigns. OpGen may assign this Agreement to any other corporation or entity which acquires (whether by purchase, merger, consolidation or otherwise) all or substantially all of the business and/or assets of OpGen.

8.5   Headings. The section headings are included solely for convenience of reference and will not control or affect the meaning or interpretation of any of the provisions of this Agreement.

8.6   Notices. Any notices or other communications from one party to the other will be in writing and will be given by addressing the same to the other at the address or facsimile number set forth in this Agreement. Notices to OpGen will be marked “Attention: Chief Executive Officer”. Notice will be deemed to have been duly given when (i) deposited in the United States mail with proper postage for first class registered or certified mail prepaid, return receipt requested, (ii sent by any reputable commercial courier, delivery confirmation requested, (iii) delivered personally, or (iv) if promptly confirmed by mail or commercial courier as provided above, when dispatched by facsimile.

8.7   No Modification. This Agreement may be changed only by a writing signed by authorized representatives of both parties.

8.8   Severability. In the event that any one or more of the provisions contained in this Agreement will, for any reason, be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability will not affect any other provisions of this Agreement, and all other provisions will remain in full force and effect. If any provision of this Agreement is held to be excessively broad, it will be reformed and construed by limiting and reducing it so as to be enforceable to the maximum extent permitted by law.

8.9   Entire Agreement. This Agreement constitutes the entire agreement of the parties with regard to its subject matter, and supersedes all previous written or oral representations, agreements and understandings between the parties.

8.10  Governing Law. This Agreement will be governed by, and construed and enforced in accordance with, the laws of the Federal Republic of Germany applicable to contracts made and to be performed therein, without giving effect to the principles thereof relating to the conflict of laws.

8.11  Remedies. Consultant agrees that in addition to any other rights and remedies available to OpGen for any breach or threatened breach by Consultant of Consultant’s obligations hereunder, OpGen will be entitled to enforcement of Consultant’s obligations hereunder by whatever means are at OpGen’s disposal, including court injunction.

8.12  Counterparts. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

- Signatures on next page –

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under seal as of the Effective Date.

OpGen, Inc.	Consultant/Entity:
/s/ William Rhodes __________________________________________ Signature:	/s/ Albert Weber __________________________________________ Signature:
William Rhodes, Chairman	Printed Name: Albert Weber
/s/ Oliver Schacht _________________________________________ Signature: Oliver Schacht, President & CEO
January 8, 2024 __________________________________________ Date	January 8, 2024 __________________________________________ Date
Address: [**]
________________________________________ Mobile: [**] __________________________________________
Facimile: NA

INSTITUTION ACKNOWLEDGEMENT
AND CONSENT FORM

OpGen, Inc. (“OpGen”) is prepared to enter into the foregoing Agreement with the consultant named on the preceding signature page (“Consultant”). OpGen recognizes that as a member of the institution named below (“Institution”), Consultant is responsible for ensuring that any consulting agreement Consultant enters into with a for-profit entity is not in conflict with the patent, consulting or other policies of Institution. The proposed Agreement requires Consultant, if required by Institution policies, to disclose the proposed Agreement to Institution and/or to obtain Institution’s consent to enter into the proposed Agreement.

Institution hereby acknowledges and consents to Consultant entering into the foregoing Agreement.

INSTITUTION:

By ____________________

Print Name ____________________

Title ____________________

Date ____________________